Exhibit 16.1

KPMG	Telephone +852 2522 6022
8th Floor, Prince’s Building	Fax +852 2845 2588
10 Chater Road	Internet www.kpmg.com.hk
Central, Hong Kong
P O Box 50
General Post Office
Hong Kong

Securities and Exchange Commission	Our ref JSLC/09
Washington, D.C. 20549

Contact Jack Chow (+852 2826 8066)

August 4, 2006

Ladies and gentlemen,

China BAK Battery, Inc

We have been engaged as the principal accountant for China BAK Battery, Inc. (the “Company”). We have read the Company’s statements included under Item 4.02 of its Form 8-K dated August 4, 2006, and we agree to the statements made in this Item 4.02 as they relate to KPMG. We have no basis to agree or disagree with other statements made under Item 4.02 or other parts of that Form 8-K.

Yours faithfully

/s/ KPMG